Exhibit 8.2
March 21, 2008
Board of Directors
TransCommunity Financial Corporation
4235 Inns Lake Drive
Glen Allen, Virginia 23060
Re: Tax Opinion—Merger of TransCommunity Financial Corporation
with and into Community Bankers Acquisition Corp.
Ladies and Gentlemen:
     We have acted as counsel to TransCommunity Financial Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of Community Bankers Acquisition Corp., a Delaware corporation (“CBAC”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 6,956,213 shares of CBAC’s common stock issuable pursuant to the Agreement and Plan of Merger, dated as of September 5, 2007, by and among CBAC and the Company.
     We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, WILLIAMS MULLEN
By:	/s/ Wayne A. Whitham, Jr.
Shareholder